SCHEDULE 14C
(RULE 14C-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

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DREYFUS BNY MELLON FUNDS, INC.
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(Name of Registrant as Specified in Charter)

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DREYFUS SELECT MANAGERS LONG/SHORT FUND
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Dear Shareholder:

The enclosed document is for informational purposes only.  You are not being asked to vote or take action on any matter.  The enclosed document relates to the appointment of an additional sub-adviser for Dreyfus Select Managers Long/Short Fund (the "Fund"), a series of Dreyfus BNY Mellon Funds, Inc. (the "Company").

Specifically, the Board of Directors of the Company (the "Board") approved the appointment of Three Bridges Capital, LP ("Three Bridges") as a new sub-adviser, to manage a portion of the Fund's assets.  In conjunction with such appointment, the Board approved a new sub-investment advisory agreement, on behalf of the Fund, between The Dreyfus Corporation, the Fund's investment adviser, and Three Bridges (the "New Sub-Advisory Agreement").  As was previously communicated to you in a supplement to the Fund's Prospectus, dated October 30, 2014, Three Bridges began managing its allocated portion of the Fund's investment portfolio on November 17, 2014.

The Fund's assets currently are allocated among six sub-advisers – Kingsford Capital Management, LLC, Owl Creek Asset Management, L.P., Sirios Capital Management, L.P., Standard Pacific Capital, LLC, Union Point Advisors, LLC, and Three Bridges.  Perella Weinberg Partners Capital Management LP was terminated as a sub-adviser to the Fund, effective November 28, 2014.  The target percentage of the Fund's assets to be allocated over time to the sub-advisers is approximately 10% to Kingsford Capital Management, LLC, 15% to Owl Creek Asset Management, L.P., 25% to Sirios Capital Management, L.P., 15% to Standard Pacific Capital, LLC, 20% to Union Point Advisors, LLC, and 15% to Three Bridges.

Further information about Three Bridges and the approval of the New Sub-Advisory Agreement is contained in the enclosed document, which you should review carefully.  If you have any questions or need additional information, please call 1-800-DREYFUS.

Sincerely,

Bradley J. Skapyak President Dreyfus BNY Mellon Funds, Inc.

January 30, 2015

Dreyfus Select Managers Long/Short Fund
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York  10166

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Directors (the "Board") of Dreyfus BNY Mellon Funds, Inc. (the "Company"), on behalf of Dreyfus Select Managers Long/Short Fund (the "Fund"), a series of the Company, to inform shareholders of the Fund about the appointment of Three Bridges Capital, LP ("Three Bridges") as an additional sub-adviser for the Fund.

In connection with the appointment of Three Bridges, the Board approved a new sub-investment advisory agreement (the "New Sub-Advisory Agreement"), on behalf of the Fund, between The Dreyfus Corporation ("Dreyfus"), the Fund's investment adviser, and Three Bridges.  The appointment of Three Bridges and the New Sub-Advisory Agreement were approved by the Board upon the recommendation of Dreyfus and EACM Advisors LLC ("EACM"), the Fund's portfolio allocation manager, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the "SEC") issued to the Company and Dreyfus (the "Exemptive Order").

This Information Statement is being mailed on or about February 3, 2015 to shareholders of record of the Fund as of January 27, 2015.  Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary.  To request a separate copy of the Information Statement, shareholders should contact the Fund at the address or phone number listed below for the Fund.

The principal executive office of the Fund is located at 200 Park Avenue, New York, New York 10166.  A copy of the Fund's most recent Annual Report is available upon request, without charge, by writing to the Company at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144, visiting www.dreyfus.com or calling toll-free 1-800-DREYFUS.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY THIS INFORMATION STATEMENT AND THE FUND'S MOST RECENT ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT WWW.DREYFUS.COM/PROXYINFO

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

The Fund uses a "multi-manager" approach by selecting one or more sub-advisers to manage the Fund's assets.  Section 15(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser or sub-adviser for the mutual fund.  The Company, on behalf of the Fund, and Dreyfus have obtained the Exemptive Order from the SEC, which permits the Fund and Dreyfus, subject to certain conditions and approval by the Board, to hire, terminate or replace sub-advisers that are either unaffiliated with Dreyfus or are wholly-owned subsidiaries (as defined in the 1940 Act) of Dreyfus' ultimate parent company, which is The Bank of New York Mellon Corporation ("BNY Mellon"), and to modify material terms and conditions of sub-investment advisory arrangements with such sub-advisers without shareholder approval.  Dreyfus has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination, and replacement of the sub-advisers to the Board.  The Exemptive Order also relieves the Fund from disclosing the sub-investment advisory fees paid by Dreyfus to unaffiliated sub-advisers in documents filed with the SEC and provided to shareholders.  In addition, pursuant to the Exemptive Order, it is not necessary to disclose the sub-investment advisory fee payable by Dreyfus separately to a sub-adviser that is an affiliate in documents filed with the SEC and provided to shareholders; such fees would be aggregated with fees payable to Dreyfus.

The Fund and Dreyfus have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order.  These conditions require, among other things, that Fund shareholders be notified of the retention of a sub-adviser within 90 days of the effective date of the sub-adviser's retention.  This Information Statement provides such notice of the retention of Three Bridges and presents details regarding Three Bridges and the New Sub-Advisory Agreement.

INVESTMENT ADVISER

The investment adviser for the Fund is Dreyfus, which is located at 200 Park Avenue, New York, New York 10166.  Founded in 1947, Dreyfus manages approximately $263 billion in 171 mutual fund portfolios.  Dreyfus, a wholly-owned subsidiary of BNY Mellon, is the primary mutual fund business of BNY Mellon, a global financial services company focused on helping clients manage and service their financial assets, operating in 35 countries and serving more than 100 markets.  BNY Mellon is a leading investment management and investment services company, uniquely focused to help clients manage and move their financial assets in the rapidly changing global marketplace.  BNY Mellon has $28.3 trillion in assets under custody and administration and $1.6 trillion in assets under management.  BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation.  BNY Mellon Investment Management is one of the world's leading investment management organizations, and one of the top U.S. wealth managers, encompassing BNY Mellon's affiliated investment management firms, wealth management services and global distribution companies.  Additional information is available at www.bnymellon.com.

Dreyfus provides management services to the Fund pursuant to the management agreement (the "Management Agreement") between the Company, on behalf of the Fund, and Dreyfus, dated March 20, 2014.  Pursuant to the Management Agreement, Dreyfus provides investment management of the Fund's portfolio in accordance with the Fund's investment objective and policies and limitations as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect.  In connection therewith, Dreyfus obtains and provides investment research and supervises the Fund's continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets.  Dreyfus furnishes to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request.

The Management Agreement permits Dreyfus to enter into sub-investment advisory agreements with one or more sub-advisers.  The Management Agreement is subject to annual approval by (i) the Board or (ii) vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance also is approved by a majority of the Directors who are not "interested persons" (as that term is defined in the 1940 Act) of the Fund or Dreyfus (the "Independent Directors"), by vote cast in person at a meeting called for the purpose of voting on such approval.  The Management Agreement is terminable without penalty, on 60 days' notice, by the Board or by vote of the holders of a majority of the Fund's outstanding voting securities, or, on not less than 90 days' notice, by Dreyfus.  The Management Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).  The Management Agreement provides that Dreyfus shall exercise its best judgment in rendering services to the Fund and that Dreyfus will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Dreyfus' duties, or by reason of Dreyfus' reckless disregard of its obligations and duties, under the Management Agreement.  The Management Agreement was last approved by the Board, with respect to the Fund, at a meeting held on March 19, 2014, and by the Fund's initial shareholder on March 19, 2014.  A discussion regarding the basis for the Board approving the Management Agreement is available in the Fund's semi-annual report for the period March 31, 2014 (commencement of operations) through April 30, 2014.

Dreyfus has overall supervisory responsibility for the general management and investment of the Fund's portfolio, and, subject to review and approval by the Board:  (i) sets the Fund's overall investment strategies; (ii) evaluates, selects, and recommends sub-advisers to manage all or a portion of the Fund's assets; (iii) when appropriate, allocates and reallocates the Fund's assets among sub-advisers; (iv) monitors and evaluates the performance of the Fund's sub-advisers, including the sub-advisers' compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the sub-advisers comply with the Fund's investment objective, policies, and restrictions.

Dreyfus has engaged its affiliate, EACM, as the Fund's portfolio allocation manager, to assist it in evaluating and recommending sub-advisers for the Fund.  EACM seeks sub-advisers for the Fund that complement each other's specific style of investing, consistent with the Fund's investment goal.  EACM recommends the portion of the Fund's assets to be managed by each sub-adviser and has the discretion to change the allocations to the sub-advisers when it deems it appropriate.  EACM monitors and evaluates the performance of the sub-advisers for the Fund and will advise and recommend to Dreyfus and the Board any changes to the Fund's sub-advisers.  EACM, located at 200 Connecticut Avenue, Sixth Floor, Norwalk, Connecticut 06854-1940, is a registered investment adviser specializing in multi-manager investment programs for institutional and high net worth clients representing approximately $5.5 billion in assets.  EACM is a wholly-owned subsidiary of BNY Mellon.

The Fund has agreed to pay Dreyfus a management fee at an annual rate of 2.00% of the value of the Fund's average daily net assets.  Dreyfus has contractually agreed, until April 1, 2015, to waive receipt of its fees and/or assume the expenses of the Fund so that the direct expenses of none of the Fund's share classes (excluding Rule 12b-1 fees, shareholder services fees, dividend and interest expenses on securities sold short, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 2.50%.  For the period March 31, 2014 (commencement of operations) through October 31, 2014 (fiscal year end), the Fund paid Dreyfus a management fee of $2,761,686.

The following persons are officers and/or directors of Dreyfus:  J. Charles Cardona, President and a director; Diane P. Durnin, Vice Chair and a director; Bradley J. Skapyak, Chief Operating Officer and a director; Charles Doumar, Vice President–Tax; Kathleen Geis, Vice President; Jill Gill, Vice President–Human Resources; Tracy A. Hopkins, Vice President–Cash Strategies; Anthony Mayo, Vice President–Information Systems; Claudine Orloski, Vice President–Tax; Dean M. Steigauf, Vice President; Gary Pierce, Controller; Joseph W. Connolly, Chief Compliance Officer; John Pak, Chief Legal Officer; Christopher O'Connor, Chief Administrative Officer; and James Bitetto, Secretary.  Messrs. Skapyak, Connolly, Pak and Bitetto also serve as officers of the Company.  Mr. Skapyak serves as President, Mr. Connolly serves as Chief Compliance Officer, Mr. Pak serves as Chief Legal Officer and Mr. Bitetto serves as Vice President and Assistant Secretary of the Company.  No other officers or directors of Dreyfus serve as officers or Directors of the Company.  The address of each officer and/or director of Dreyfus is 200 Park Avenue, New York, New York 10166.

NEW SUB-ADVISER

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Independent Directors, at an in-person Board meeting held October 29-30, 2014 (the "Meeting"), unanimously approved (i) the appointment of Three Bridges to serve as a sub-adviser for the Fund and (ii) the New Sub-Advisory Agreement between Dreyfus and Three Bridges with respect to the Fund.

Three Bridges

Three Bridges, located at 810 Seventh Avenue, 32nd Floor, New York, New York 10019, is a Delaware limited partnership formed in 2011 and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.  As of December 31, 2014, Three Bridges had approximately $571 million in assets under management.

In managing the portion of the Fund's assets allocated to it, Three Bridges seeks to generate competitive returns in rising markets and preserve capital in falling markets in an effort to realize strong, risk-adjusted returns over a market cycle that includes both rising and falling markets.  Emphasizing fundamental analysis and bottom-up stock selection, Three Bridges normally takes long positions in mid-cap and large-cap stocks, and short positions in region, country and sector indices primarily using derivatives, with a focus on Western Europe.  The stock selection process involves three steps: Fundamentals–to evaluate the stock and verify the strength of the company's underlying business position to produce high conviction, high potential ideas; Valuation–to determine if the stock is attractively priced relative to the company's earnings potential; and Catalyst–to identify a specific event that has the potential to cause the stock to appreciate in value within the investment time horizon.  Positions are sold when the security reaches Three Bridges' target price, hits its downside price limit or more attractive investment opportunities are identified.  Three Bridges utilizes risk controls related to its conviction-based, stock selection process and allows stock picking to drive results.  Three Bridges uses a top-down macro view primarily to support its bottom-up stock selection process and provide context for investment decisions.

Gene Salamon is the portfolio manager responsible for the day-to-day management of the portion of the Fund's portfolio that is managed by Three Bridges.  Mr. Salamon is Managing Partner, portfolio manager and founder of Three Bridges.  Mr. Salamon is deemed to control Three Bridges by virtue of his ownership of stock or other interests of Three Bridges.

Three Bridges does not currently serve as investment adviser or sub-adviser to any registered investment companies having similar investment objectives and policies as the Fund.

Three Bridges was approved by the Board to serve as an additional sub-adviser for the Fund at the Meeting.  Three Bridges is not affiliated with Dreyfus, and Three Bridges discharges its responsibilities subject to the oversight and supervision of Dreyfus.  Under the New Sub-Advisory Agreement, Dreyfus, and not the Fund, compensates Three Bridges out of the fee Dreyfus receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to Dreyfus as a consequence of the addition of Three Bridges or the implementation of the New Sub-Advisory Agreement.  The fees paid by Dreyfus to Three Bridges depend upon the fee rates negotiated by Dreyfus and on the percentage of the Fund's assets allocated to Three Bridges.  In accordance with procedures adopted by the Board, Three Bridges may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The New Sub-Advisory Agreement

The New Sub-Advisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the New Sub-Advisory Agreement.  The New Sub-Advisory Agreement will continue until March 19, 2016, and thereafter is subject to annual approval by the Board, including a majority of the Independent Directors.

The terms of the New Sub-Advisory Agreement are substantially similar to those of the sub-investment advisory agreements between Dreyfus and each of Kingsford Capital Management, LLC, Owl Creek Asset Management, L.P., Sirios Capital Management, L.P., Standard Pacific Capital, LLC and Union Point Advisors, LLC, the Fund's five other sub-advisers.

The New Sub-Advisory Agreement provides that, subject to Dreyfus' supervision and approval, Three Bridges provides investment management of the portion of the Fund's assets allocated to Three Bridges.  Three Bridges, among other duties, will obtain and provide investment research and supervise the Fund's investments with respect to the portion of the Fund's assets allocated to Three Bridges and will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets allocated to it, including the placing of portfolio transactions for execution either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others.  Three Bridges also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund's assets.  The New Sub-Advisory Agreement provides that Three Bridges shall exercise its best judgment in rendering services to the Fund and that Three Bridges will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or Dreyfus, except by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of Three Bridges' reckless disregard of its obligations and duties, under the New Sub-Advisory Agreement.

The New Sub-Advisory Agreement provides that Three Bridges be compensated based on the average daily net assets of the Fund allocated to Three Bridges.  Three Bridges is compensated from the management fee that Dreyfus receives from the Fund.  Three Bridges generally will bear the expenses it incurs in connection with its activities under the New Sub-Advisory Agreement.  All other expenses to be incurred in the operation of the Fund (other than those borne by Dreyfus) will be borne by the Fund.

The New Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by:  (i) Dreyfus on 60 days' notice to Three Bridges; (ii) the Board or by vote of the holders of a majority of the Fund's outstanding voting securities on 60 days' notice to Three Bridges; or (iii) Three Bridges on not less than 90 days' notice to the Company and Dreyfus.  The New Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment.  In addition, the New Sub-Advisory Agreement provides that it will terminate if the Management Agreement terminates for any reason.

Considerations of the Board

At the Meeting, Dreyfus and EACM recommended the appointment of Three Bridges to serve as a new sub-adviser for the Fund.  The recommendation of Three Bridges was based on, among other information, EACM's review and due diligence report relating to Three Bridges and its investment advisory services.  In the opinion of Dreyfus and EACM, the proposed allocation to Three Bridges of a portion of the Fund's assets would allow Three Bridges to effectively complement the Fund's five other sub-advisers — Kingsford Capital Management, LLC, Owl Creek Asset Management, L.P., Sirios Capital Management, L.P., Standard Pacific Capital, LLC and Union Point Advisors, LLC — and increase portfolio diversification, particularly in light of Three Bridges' investment focus on Western Europe, which should enhance the Fund's geographic diversification, and would be in the best interests of the Fund's shareholders.  The target percentage of the Fund's assets to be allocated to Three Bridges will occur over time.

At the Meeting, the Board, including a majority of the Independent Directors, considered and approved the New Sub-Advisory Agreement.  In determining whether to approve the New Sub-Advisory Agreement, the Board considered the due diligence materials prepared by EACM and other information, which included:  (i) a copy of the New Sub-Advisory Agreement between Dreyfus and Three Bridges; (ii) information regarding the process by which EACM recommended and Dreyfus selected and recommended Three Bridges for Board approval; (iii) information regarding the nature, extent and quality of the services Three Bridges would provide to the Fund; (iv) information regarding Three Bridges' reputation, investment management business, personnel, and operations; (v) information regarding Three Bridges' brokerage and trading policies and practices; (vi) information regarding the level of the sub-investment advisory fee to be charged by Three Bridges; (vii) information regarding Three Bridges' compliance program; and (viii) information regarding Three Bridges' historical performance returns managing investment mandates similar to the investment mandate Three Bridges will use with respect to the portion of the Fund's assets to be allocated to Three Bridges, with such performance compared to a relevant unmanaged index.  The Board also considered the substance of discussions with representatives of Dreyfus and EACM at the Meeting.  Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

Nature, Extent and Quality of Services to be Provided by Three Bridges.  In examining the nature, extent and quality of the services to be provided by Three Bridges to the Fund, the Board considered Three Bridges':  (i) organization, history, reputation, qualification and background, as well as the qualifications of its personnel; (ii) expertise in providing portfolio management services to other similar investment portfolios and the performance history of those portfolios; (iii) proposed investment strategy for the Fund; (iv) long- and short-term performance relative to an unmanaged index; and (v) compliance program.  The Board specifically took into account Three Bridges' investment process and research resources and capabilities, evaluating how Three Bridges would complement the Fund's existing sub-advisers.  The Board also discussed the acceptability of the terms of the New Sub-Advisory Agreement, noting the substantial similarity to the terms of the Fund's other sub-investment advisory agreements.  The Board also considered the review process undertaken by EACM, subject to Dreyfus' supervision, and EACM's favorable assessment of the nature and quality of the sub-investment advisory services expected to be provided to the Fund by Three Bridges.  The Board concluded that the Fund will benefit from the quality and experience of Three Bridges' investment professionals.  Based on their consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the sub-investment advisory services to be provided by Three Bridges were adequate and appropriate in light of Three Bridges' experience with the proposed investment strategy for the portion of the Fund's assets to be allocated to Three Bridges, Three Bridges' portfolio management and research resources to be applied in managing a portion of the Fund's portfolio, and Dreyfus' and EACM's recommendation to engage Three Bridges, and supported a decision to approve the New Sub-Advisory Agreement.

Investment Performance of Three Bridges.  Because Three Bridges was a newly-appointed sub-adviser for the Fund, the Board could not consider its investment performance in managing a portion of the Fund's portfolio as a factor in evaluating the New Sub-Advisory Agreement during the Meeting.  However, the Board did review Three Bridges' historical performance record in managing other portfolios that were comparable to the Fund with respect to its investment mandate for the portion of the Fund's assets to be allocated to Three Bridges.  The Board also discussed with representatives of Dreyfus and EACM the investment strategies to be employed by Three Bridges in the management of its portion of the Fund's assets.  The Board noted Three Bridges' reputation and experience with respect to the proposed investment strategy for the portion of the Fund's assets to be allocated to Three Bridges, the portfolio manager's experience with such investment strategy, and EACM's experience and reputation in selecting, evaluating, and overseeing investment managers.  Based on their consideration and review of the foregoing information, the Board concluded that these factors supported a decision to approve the New Sub-Advisory Agreement.

Costs of Services to be Provided and Profitability.  The Board considered the proposed fee payable under the New Sub-Advisory Agreement, noting that the proposed fee would be paid by Dreyfus and, thus, would not impact the fees paid by the Fund.  The Board recognized that, because Three Bridges' fee would be paid by Dreyfus, and not the Fund, an analysis of profitability was more appropriate in the context of the Board's consideration of the Management Agreement and, therefore, the Board received and considered a profitability analysis of Dreyfus and its affiliates with respect to the proposed addition of Three Bridges as an additional sub-adviser for the Fund.  The Board concluded that the proposed fee payable to Three Bridges by Dreyfus with respect to the assets to be allocated to Three Bridges in its capacity as a sub-adviser was reasonable and appropriate and Dreyfus' profitability was not excessive in light of the nature, extent and quality of the services to be provided to the Fund by Dreyfus and Three Bridges.

Economies of Scale to be Realized.  The Board recognized that, because Three Bridges' fee would be paid by Dreyfus, and not the Fund, an analysis of economies of scale was more appropriate in the context of the Board's consideration of the Management Agreement.  Accordingly, consideration of economies of scale with respect to Three Bridges was not relevant to the Board's determination to approve the New Sub-Advisory Agreement.

The Board also considered whether there were any ancillary benefits that may accrue to Three Bridges as a result of its relationship with the Fund.  The Board concluded that Three Bridges may direct Fund brokerage transactions to certain brokers to obtain research and other services.  However, the Board noted that Three Bridges was required to select brokers who met the Fund's requirements for seeking best execution, and that Dreyfus would monitor and evaluate Three Bridges' trade execution with respect to Fund brokerage transactions on a quarterly basis and would provide reports to the Board on these matters.  The Board concluded that the benefits that were expected to accrue to Three Bridges by virtue of its relationship with the Fund were reasonable.

In considering the materials and information described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-investment advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Directors, with the assistance of independent legal counsel, concluded that the approval of the New Sub-Advisory Agreement was in the best interests of the Fund, and approved the New Sub-Advisory Agreement for the Fund.

GENERAL INFORMATION

Other Fund Service Providers

MBSC Securities Corporation ("MBSC"), a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as distributor (i.e., principal underwriter) of the Fund's shares pursuant to a distribution agreement between the Company and MBSC.

The Bank of New York Mellon, an affiliate of Dreyfus, located at One Wall Street, New York, New York 10286, serves as the Fund's custodian and provides the Fund with cash management services.

Dreyfus Transfer, Inc., a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as the Fund's transfer and dividend disbursing agent.

Payments to Affiliated Brokers

For the period March 31, 2014 (commencement of operations of the Fund) through October 31, 2014, the Fund did not pay any commissions to affiliated brokers.

Certain Beneficial Ownership

As of December 31, 2014, the Fund had 24,214,108.031 total shares of common stock issued and outstanding.  Set forth below is information as to those shareholders known by the Company to own of record or beneficially 5% or more of the indicated class of the Fund's outstanding voting shares as of December 31, 2014.

Name and Address	Amount of Outstanding Shares Held	Percentage of Outstanding Shares of Class Held

Class A

Jeffrey A. Brozek TOD Weston, CT 06883	8,258.095	44.7810%

BNY Mellon Corporation MBC Investments Corporation 301 Bellevue Parkway Wilmington, DE 19809	8,000.000	43.3814%

Thomas R. Almeida and Thais A. J. Gherardi JTWROS TOD Darien, CT 06820	1,421.938	7.7107%

Class C

BNY Mellon Corporation MBC Investments Corporation 301 Bellevue Parkway Wilmington, DE 19809	8,000.000	91.1319%

LPL Financial 9785 Towne Centre Drive San Diego, CA 92121	778.484	8.8681%

Class I

BNY Mellon Corporation MBC Investments Corporation 301 Bellevue Parkway Wilmington, DE 19809	8,000.000	100.0000%

Class Y

Dreyfus Alternative Diversifier Strategies Fund c/o The Dreyfus Corporation 2 Hanson Place Brooklyn, NY 11217	10,432,096.462	43.1455%

BNY Mellon Corporation MBC Investments Corporation 301 Bellevue Parkway Wilmington, DE 19809	7,976,000.000	32.9875%

SEI Private Trust Company One Freedom Valley Drive Oaks, PA 19456	5,770,792.017	23.8671%

Under the 1940 Act, a shareholder that beneficially owns, directly or indirectly, more than 25% of the Fund's outstanding voting securities may be deemed a "control person" (as defined in the 1940 Act) of the Fund.

As of December 31, 2014, the Directors and officers of the Company, as a group, beneficially owned less than 1% of the Fund's outstanding shares of common stock.

OTHER MATTERS

Under the proxy rules of the SEC, shareholder proposals meeting requirements contained in those rules may, under certain conditions, be included in the Fund's proxy materials for a particular meeting of shareholders.  One of these conditions relates to the timely receipt by the Fund of any such proposal.  Since the Fund does not have regular annual meetings of shareholders, under these rules, proposals submitted for inclusion in the proxy materials for a particular meeting must be received by the Fund a reasonable time before the solicitation of proxies for the meeting is made.  The fact that the Fund receives a shareholder proposal in a timely manner does not ensure its inclusion in proxy materials since there are other requirements in the proxy rules relating to such inclusion.